                                                                     Exhibit 3.1


                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             CV THERAPEUTICS, INC.

     CV THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the corporation is CV THERAPEUTICS, INC. The corporation was originally incorporated under the name of CHOLESTEREX, INC.

     SECOND: The Certificate of Incorporation of the corporation was filed by the Secretary of State on December 11, 1990. The Restated Certificate of Incorporation of the corporation was filed by the Secretary of State on March 29, 1996 (the "Restated Certificate").

     THIRD: The following amendment to the Restated Certificate was duly adopted in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law") by resolutions duly adopted by the Board of Directors of this Corporation and was approved by the stockholders as provided in Section 228 of the General Corporation Law, and written notice has been given to the stockholders as provided in Section 228(d) of the General Corporation Law.

     FOURTH: Sections A and B of Article Fourth of the Restated Certificate are hereby deleted in their entirety and replaced with the following:

      "A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred ten million (110,000,000) shares. Sixty-eight million (68,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Forty-two million (42,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

      B. Eight million (8,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). One million (1,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Six million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Twelve million, five hundred thousand (12,500,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). Seven million five hundred thousand (7,500,000) of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred"). Seven million (7,000,000) of the authorized shares of Preferred Stock are hereby designated "Series G Preferred Stock" (the "Series G Preferred")."

     FIFTH: Section C.1.(vi) of Article Fourth of the Restated Certificate is hereby deleted in its entirety and replaced with the following:

     "(vi)   with respect to the Series G Preferred, $.20 per annum on each outstanding share of Series G Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares)."


     In Witness Whereof, CV THERAPEUTICS, INC. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this 23rd day of May, 1996.

                                   CV THERAPEUTICS, INC.


                                   By:  /s/ Louis G. Lange, M.D., Ph.D.
                                        --------------------------------
                                        Louis G. Lange, M.D., Ph.D.
                                        Chief Executive Officer
ATTEST:

/s/ Alan C. Mendelson
---------------------------
Alan C. Mendelson
Secretary


                                      2.

                                   Exhibit A

                  RESTATED CERTIFICATE OF INCORPORATION OF
                            CV THERAPEUTICS, INC.

                                      I.

     The name of the Corporation is CV THERAPEUTICS, INC.

                                      II.

     The registered agent and the address of the registered office in the State of Delaware are:

                    The Prentice Hall-Corporation System, Inc.
                    32 Loockerman Square
                    Dover, Delaware  19901
                    County of Kent

                                     III.

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                     IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred million (100,000,000) shares. Sixty million (60,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001).
Forty million (40,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

     B. Eight million (8,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). One million (1,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Six million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Twelve million, five hundred thousand (12,500,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). Seven million five hundred thousand (7,500,000) of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred"). Five million of the authorized shares of Preferred Stock are hereby designated "Series G Preferred Stock" (the "Series G Preferred").


                                       1.

     C. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

     1.   DIVIDEND RIGHTS.

          (a) Holders of Preferred Stock, in preference to the holders of any other stock of the Corporation ("Junior Stock"), shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of:

               (i) with respect to the Series A Preferred, $.08 per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares);

               (ii) with respect to the Series B Preferred, $.25 per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combination or splits with respect to such shares);

               (iii) with respect to the Series C Preferred, $.125 per annum on each outstanding share of Series C Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares);

               (iv) with respect to the Series D Preferred, $.20 per annum on each outstanding share of Series D Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares);

               (v) with respect to the Series E Preferred, $.20 per annum on each outstanding share of Series E Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares); and

               (vi) with respect to the Series G Preferred, $.20 per annum on each outstanding share of Series E Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares).

Such dividends shall not be cumulative and no right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest. Each share of Preferred Stock shall rank on parity with every other share of Preferred Stock, irrespective of series, with regard to dividends, and no dividends shall be paid, declared or set apart for payment on the shares of any series of Preferred Stock unless at the same time a dividend for the same percentage of the respective dividend rates shall also be paid, declared or set apart for payment, as the case may be, on the shares of Preferred Stock of each other series then outstanding.


                                       2.

          (b) So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation from the founders of the Corporation or pursuant to agreements with employees or consultants which permit the Corporation to repurchase such shares upon termination of employment or consulting relationship or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all accrued but unpaid dividends on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors.

     2.   VOTING RIGHTS.

          (a) Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          (b) In addition to any other vote or consent required herein or by law, so long as at least 400,000 shares of Preferred Stock remain outstanding, the vote or written consent of the holders of a majority of the outstanding Preferred Stock shall be necessary for effecting or validating the following actions:

               (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation that affects adversely the voting powers, preferences or other special rights or qualifications, limitations or restrictions of the Preferred Stock;

               (ii) Any authorization or any increase, whether by reclassification or otherwise, in the authorized amount of any class of shares or series of equity securities of the Corporation ranking on a parity with or prior to the Preferred Stock in right of dividends, voting or liquidation preference or any increase in the authorized number of shares of Common Stock;


                                       3.

               (iii) Any agreement to sell, lease or otherwise dispose of all or substantially all of the assets, property or business of the Corporation, or to merge or consolidate the Corporation with any person, or permit any other person to merge into it, or any other reorganization except for mergers, consolidations or reorganizations in which, after giving effect to the merger, consolidation, or reorganization, the holders of the Corporation's outstanding capital stock immediately preceding such merger own at least fifty percent (50%) of the outstanding capital stock of the surviving corporation;

               (iv) Any act or thing which would result in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended; or

               (v) Any redemption of, or payment of dividends with respect to, Junior Stock (other than a repurchase of Junior Stock from the founders of the Corporation or pursuant to the exercise of any contractual or other legal rights of first refusal or repurchase, or any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors).

     3.   LIQUIDATION RIGHTS.

          (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, (i) the holders of Series G Preferred shall be entitled to be paid out of the assets of the Corporation, in preference to the holders of all remaining series of Preferred Stock and holders of Common Stock, an amount per share equal to the sum of $2.00 and all declared but unpaid dividends on such shares to the date of such payment, (ii) the holders of Series E Preferred shall be entitled to be paid out of the assets of the Corporation, in preference to the holders of Series A Preferred, the holders of Series B Preferred, the holders of Series C Preferred, the holders of Series D Preferred and the holders of Common Stock, an amount per share equal to the sum of $2.00 and all declared but unpaid dividends on such shares to the date of such payment, and (iii) the holders of Series A Preferred, the holders of Series B Preferred, the holders of Series C Preferred and the holders of Series D Preferred shall be entitled to be paid out of the assets of the Corporation, in preference to the holders of Common Stock, an amount per share equal to the sum of (x) $0.80, $2.50, $1.25 and $2.00, respectively, and (y) all declared but unpaid dividends on such shares to the date of such payment.

          (b) After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the holders of the Common Stock and the Preferred Stock shall receive the remaining assets. Such assets shall be distributed ratably among such holders in proportion to the shares of Common Stock held by them and which they have the right to acquire upon conversion of shares of Preferred Stock held by them.

          (c) The following events shall be considered a liquidation under this Section 3:


                                       4.

               (i) any merger or reorganization of the Corporation with or into any other corporation or other entity or person in which transaction the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent; or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

          (d) If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series G Preferred, then such assets shall be distributed among the holders of Series G Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all other holders of Preferred Stock after satisfying the obligations to the holders of Series G Preferred, then such assets shall be distributed among the holders of Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all other holders of Preferred Stock after satisfying the obligations to the holders of Series G and E Preferred, then such assets shall be distributed among the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred at the time outstanding, pari passu and ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          (e) Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a merger, reorganization or sale of all or substantially all of the assets of the Corporation shall be valued as follows:

               (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

               (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

               (iii) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.


                                       5.

     4.   CONVERSION RIGHTS.

          The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common
Stock:

          (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series G Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series D Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series D Preferred being converted. The number of shares of Common Stock to which a holder of Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series E Preferred being converted. The number of shares of Common Stock to which a holder of Series G Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series G Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series G Preferred being converted.

          (b) CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing $0.80 by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing $1.25 by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing $1.25 by the "Series C Conversion Price," calculated as provided in
Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing $2.00 by the "Series D Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series E Preferred (the "Series E Conversion Rate") shall be the quotient obtained by dividing $2.00 by the "Series E Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series G


                                      6.

Preferred (the "Series G Conversion Rate") shall be the quotient obtained by dividing $2.00 by the "Series G Conversion Price," calculated as provided in
Section 4(c).

          (c) CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be $0.80 (the "Series A Conversion Price"). The conversion price of the Series B Preferred shall initially be $1.25 (the "Series B Conversion Price"). The conversion price for the Series C Preferred shall initially be $1.25 (the "Series C Conversion Price"). The conversion price for the Series D Preferred shall initially be $2.00 (the "Series D Conversion Price"). The conversion price for the Series E Preferred shall initially be $2.00 (the "Series E Conversion Price"). The conversion price for the Series G Preferred shall initially be $2.00 (the "Series E Conversion Price"). Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price and Series G Conversion Price (the "Conversion Prices") shall be adjusted from time to time in accordance with this Section
4. All references to the Conversion Prices herein shall mean the Conversion Prices as so adjusted.

          (d) MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (e)   ADJUSTMENTS TO CONVERSION PRICES FOR CERTAIN DILUTING ISSUES.

               (i) SPECIAL DEFINITIONS. For purposes of this Section 4, the following definitions apply:

                    (1) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (2) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series G Preferred Stock was first issued.


                                      7.

                    (3) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series G Preferred) or other securities convertible into or exchangeable for Common Stock.

                    (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                         (A)  upon exercise of any outstanding warrant to
purchase Common Stock or Preferred Stock;

                         (B)  upon conversion of any shares of Series A
Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series G Preferred;

                         (C)  to officers, directors or employees of, or
consultants to, the Corporation pursuant to stock option plans, stock purchase plans or equity incentive plans or agreements on terms approved by the Board of Directors;

                         (D)  to investors in connection with the Series G
Preferred Stock financing approved by the Company's Board of Directors;

                         (E)  to financial institutions providing lease
financing or debt financing to the Company on terms approved by the Company's Board of Directors;

                         (F)  as a dividend or distribution on the shares
excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C), (D), (E) or this clause (F); or

                         (G)  for which adjustment of the Series B, Series C,
Series D, Series E or Series G Conversion Price is made pursuant to Section 4(f)-(j), inclusive.

                    (5) "QUALIFIED PUBLIC OFFERING" shall mean the sale of the Corporation's Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the "Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price per share (before underwriting discounts, commissions and fees) of not less than $2.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such stock) and the aggregate gross offering proceeds (before underwriting discounts, commissions and fees) of which exceed $10,000,000.


                                      8.

               (ii) NO ADJUSTMENT OF CONVERSION PRICE. Any provision herein to the contrary notwithstanding, no adjustment in the Series G Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, or the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(e)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series G Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, or the Series A Conversion Price, respectively, in effect on the date of, and immediately prior to, such issue.

               (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities (other than Options or Convertible Securities described in Section 4(e)(i)(4)(A), or (C) above), then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and Options, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (1) no further adjustments in the Conversion Price for the Series G, E, D, C, B or A Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series G Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price,
Series B Conversion Price, or the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (PROVIDED, HOWEVER, that no such adjustment of the Series G Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series G, E, D, C, B or A Preferred);


                                      9.

                    (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series G Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (A)  in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                         (B)  in the case of Options for Convertible
Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series G Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price to an amount which exceeds the lower of (a) the Series G Conversion Price Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, respectively, on the original adjustment date, or (b) the Series G Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                    (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series G Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.


                                      10.

               iv. ADJUSTMENT OF SERIES G CONVERSION PRICE AND SERIES E CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                    (1) (A) With respect solely to the Series G Preferred and Series E Preferred, in the event the Corporation at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(iii) other than the issuance of stock dividends), without consideration or for a consideration per share less than the Series E Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series G Conversion Price and Series E Conversion Price shall be reduced, concurrently with such issue, to the amount equal to the consideration per share for which such Additional Shares of Common Stock are issued.

                         (B)  The effectiveness of Section 4(e)(iv)(1)(A)
shall terminate immediately upon the first to occur of (a) the closing of a Qualified Public Offering; (b) a merger, reorganization or sale of substantially all of the assets of the Corporation in which the stockholders of the Corporation immediately prior to the transaction possess less than 50% of the voting securities of the surviving entity (or its parent, if any); or
(c) the date of the closing of the Corporation's next financing of at least $5,000,000 of new equity securities (other than in corporate partnering transactions) at a price per share of at least $2.00 (as adjusted for any stock dividends, combinations or splits with respect to such stock).

               v.   DETERMINATION OF CONSIDERATION.  For purposes of this
Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1)  CASH AND PROPERTY.  Such consideration shall:

                         (A)  insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (B)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                         (C)  in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                    (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been


                                      11.

issued pursuant to Section 4(e)(iii), relating to Options and Convertible Securities shall be determined by dividing;

                         (A)  the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (B)  the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          f. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          g. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Prices then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.


                                     12.

          h. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

          i.   ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION.
If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or in Section 3(c)), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          j. ADJUSTMENT FOR CAPITAL REORGANIZATIONS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4 or in Section 3(c)), as a part of such capital reorganization provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          k. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Prices for the number of shares of Common Stock or other securities issuable


                                      13.

upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) such adjustments and readjustments, (ii) the Conversion Prices, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

          l. NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all the assets of the Corporation to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          m.   AUTOMATIC CONVERSION.

               (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price and Series G Conversion Price, as applicable, at any time upon the affirmative vote of the holders of a majority of the outstanding shares of the Preferred Stock, or immediately upon the closing of a Qualified Public Offering. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(g).

               (ii) Upon the occurrence of the event specified in paragraph
(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either


                                      14.

delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on the shares of Preferred Stock being converted, to and including the date of such conversion.

          n. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

          o. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          p.   NOTICES.  Any notice required by the provisions of this
Section 4 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or five (5) days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          q. PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue


                                      15.

and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

          r. NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

     5. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall acquire the status of undesignated shares of Preferred Stock.

                                      V.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     a. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     b. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; PROVIDED, HOWEVER, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation (considered for this purpose as one class); and, PROVIDED FURTHER, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     c. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     d. Following the effectiveness of the registration of any class of securities of the Corporation pursuant to the requirements of the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.


                                      16.

     e. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                     VI.

     A director of the Corporation shall, to the full extent not prohibited by the Delaware General Corporation Law, as the same exists or may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

                                     VII.

     No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any share of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as the Corporation shall have by contract agreed.


                                      17.